                                                                     EXHIBIT 3.1


                            MEMORANDUM OF ASSOCIATION
                            -------------------------

Name of company: XACCT TECHNOLOGIES LTD.

1.   The objects of the company:

     1.1. To develop, research, support, improve, maintain, market and distribute software and software products.


     1.2. To act and deal in any way whatsoever as permitted by Law, provided, that such acts are intended to support the objectives of the Company.


     1.3. Any other object as the board of directors will determine from time to time.

2.   The company is of limited liability.


3. The authorized share capital of the company is NIS 40,000, divided into 10,000 (ten thousand) preferred shares, par value NIS 1.- per share, and 30,000 (thirty thousand) ordinary shares, par value NIS 1.- per share.

We the undersigned wish to associate as a company according to this memorandum, and hereby agree to take each the number of shares in the company capital as set forth each by his name:

NAME OF SIGNER (IDENTIFICATION, ADDRESS)        NUMBER                      SIGNATURE
--------------------------------------          OF SHARES                   ---------
                                                ---------

1.   ERAN WAGNER I.D. 06-980978-8               1,350 Ordinary shares       /s/ ERAN WAGNER
     12 Ahimeir St. Tel-Aviv 69126.                                         ---------------

2.   LIMOR SCHWEIZER I.D. 01-346697-4           1,350 Ordinary shares       /s/ LIMOR SCHWEIZER
     52 Hovevei Zion St., Tel-Aviv 63346.                                   -------------------

        Total no. of shares taken:              2,700 Ordinary shares


Today, this 8th of June, 1997.
Witness to the signatures: /s/ [ILLEGIBLE]
                           ---------------